SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                                    FORM 15

Certification   and   Notice of Termination  of  Registration
under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                 COMMISSION FILE NO.: 0-9485

              JMB INCOME PROPERTIES, LTD. - VI
    ----------------------------------------------------
    Exact name of registrant as specified in its charter)

          900 N. Michigan Avenue, Chicago,Illinois
                        312-915-1987
-------------------------------------------------------------
                              -

   Address and telephone number of registrant's  principal
                     executive offices)

                  LIMITED PARTNERSHIP INTERESTS
    (Title of each class of securities covered by this Form)

                                     NONE
    Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please   place  an  "X"  in  the  boxes   to   designate
the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)      [ X ]       Rule 12h-3(b)(1)(ii) [   ]
       Rule  12g-4(a)(1)(ii)    [   ]       Rule 12h-3(b)(2)(i)  [   ]
       Rule 12g-4(a)(2)(i)      [   ]       Rule 12h-3(b)(2)(ii) [   ]
       Rule 12g-4(a)(2)(ii)     [   ]       Rule 15d-6           [   ]
       Rule 12h-3(b)(1)(i)      [ X ]

      Approximate number of holders of record as of the certification or notice date:

                         ZERO - Registrant Liquidated

      Pursuant to the requirements of the Securities Exchange
Act of 1934. JMB Income Properties, Ltd.- VI has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     JMB REALTY CORPORATION
                                     Managing General Partner


                                     By:   GAILEN J. HULL
                                           ---------------------

                                           Gailen J. Hull
                                           Senior Vice President
Dated: August 28, 1998